EXHIBIT 21

Gilman + Ciocia, Inc. Subsidiaries

                                             State of
Name                                      Incorporation            Ownership

Asset & Financial Planning, Inc.             New York              100%
e1040.com, Inc.                              Delaware              100%
G+C Alco/Benco Inc.                          Delaware              100%
G+C Mortgage Line Inc.                       Delaware              100%
G+C Schlager & Associates Inc.               Delaware              100%
GTAX/Career Brokerage Inc.                   Delaware              50%
North Ridge Securities Corp.                 New York              100%
North Shore Capital Management Corp.         New York              100%
Prime Financial Services, Inc.               Delaware              100%
Prime Capital Services, Inc.                 New York              100%